Exhibit 10.1

July 26, 2013

Maurice Castonguay

c/o Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA 01886

Dear Moe:

We appreciate your contributions to the growth of Sonus Networks, Inc. during your tenure as the Company’s Chief Financial Officer.  Now, you have expressed a desire to pursue opportunities outside of Sonus, while offering to provide an orderly transition of your duties and responsibilities until the date of your separation from the Company.  To that end, this letter sets forth the agreement between you and the Company with respect to this transition period (the “Retention Agreement”) and amends your employment agreement dated August 24, 2011, which was previously amended on October 25, 2011, February 15, 2013, and March 28, 2013 (collectively, the August 24, 2011 letter and all prior amendments will be referred to as the “Employment Agreement”).

1.                                      Transition Period.  You will remain employed at the Company through March 31, 2014 (the “Separation Date”).  The period between the date that you execute the Retention Agreement (the “Effective Date”) and the Separation Date will be referred to as the “Transition Period.”

2.                                      Role and Responsibilities during the Transition Period.  During the Transition Period, you will continue to perform the duties and responsibilities of your current roles as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of the Company, until such time as your successor is hired by the Company.  You will assist the Company in its search for your successor, as may be reasonably requested by the Company’s Chief Executive Officer.  If your successor is hired before the Separation Date, you will relinquish your positions as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of the Company, and for the duration of the Transition Period you will assume the title and role of Senior Consultant-Finance and report to the Chief Executive Officer.  In this new role you will provide consulting services, assistance and support in the transition of your responsibilities to your successor through the Separation Date, as may be reasonably requested by the Chief Executive Officer.

3.                                      Compensation during the Transition Period.  Through the Separation Date, you will: (i) continue to be paid your current Base Salary ($285,000 per year), in accordance with the Company’s normal payroll practices; (ii)  remain eligible to receive the “2013 Bonus” in accordance with, and as described in, the amendment to your Employment Agreement dated March 28, 2013 (even if the determination of 2013 bonus awards, if any, occurs after the Separation Date); (iii) continue to vest in all options, performance shares and restricted shares previously granted to you, including without limitation the restricted shares you received in lieu of any Target Bonus for 2012 (the “2012 Bonus Shares”); and (iv) continue to receive all benefits generally provided to Senior Executives of the Company.

4.                                      Modification of Section 8 of Employment Agreement.   As of the Effective Date, and in anticipation of the transfer of your titles and responsibilities to your successor, you and the Company have agreed to modify Section 8 of your Employment Agreement as follows: (a) during the Transition Period, you will no longer have the right to terminate your employment with the Company for “Good Reason” (as that term is defined in the Employment Agreement) or to obtain the severance benefits provided in the Employment Agreement upon a termination of your employment for Good Reason; (b) during the Transition Period, the Company will not terminate your employment without “Cause” (as that term is defined in the Employment Agreement); and (c) the Company’s right to terminate you for “Cause” under Section 8(i)(ii)(D) during the Transition Period is modified so that the Company may terminate you for “Cause” under Section 8(i)(ii)(D) based only upon actions or inaction occurring after the Effective Date.  For the avoidance of doubt, the definition of “Cause” in Sections 8(i) (ii)(A), (B), (C), (E) and (F) remains unchanged.

5.                                      Ineligibility for Certain Severance Benefits/Continuation of Insurance Premium Payments.  Upon the Separation Date, you will be paid the Accrued Benefits provided in Section 8 of the Employment Agreement, but you will not be eligible for severance and related post-termination benefits described in Sections 8(a), 8(b), 8(d), 8(e), and 8(f) of the Employment Agreement.  After the Separation Date, the Company will continue to pay its share of your medical, dental and vision insurance premiums for you and your dependents in accordance with the terms and conditions stated in Section 8(c) of the Employment Agreement (with the term “Date of Termination” in the Employment Agreement having the same meaning as “Separation Date” in this Retention Agreement).

6.                                      Accelerated Vesting upon Acquisition.  In Section 3(e)(i) of the Employment Agreement, the introductory phrase “In the event of an Acquisition (as defined below):” is deleted in its entirety and is replaced with the introductory phrase “In the event you are still employed in the capacity of Chief Financial Officer of the Company at the time of an Acquisition (as defined below) during the Transition Period:”.

7.                                      Exchange of Releases.  On or after the Separation Date, you and the Company will exchange releases of claims, in the forms attached hereto as Exhibit A and Exhibit B.

8.                                      Modification/Interpretation.  Except as expressly modified by this Retention Agreement, the terms of the Employment Agreement remain in full force and effect.  Capitalized terms not defined in the Retention Agreement will have the meanings ascribed to them in the Employment Agreement.  In the event of a conflict between the terms of the Retention Agreement and the Employment Agreement, the terms of this Retention Agreement will govern.

Moe, I look forward to continuing our work together during this time of transition.  If the terms of this Retention Agreement are agreeable and acceptable to you, please sign and date below and return a copy of this letter to me.

Sincerely,
Sonus Networks, Inc.

	By:	/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer

Accepted and agreed:

/s/ Maurice Castonguay	July 26, 2013

Maurice Castonguay	Date

Exhibit A

Release of Claims from Maurice Castonguay

1.                                      I, Maurice Castonguay, in consideration of the release of claims provided to me by Sonus Networks, Inc. (the “Company”), the compensation and continued employment provided to me by the Company pursuant to the Retention Agreement between myself and the Company dated July 26, 2013 (the “Retention Agreement”), and for other good and consideration, the receipt and sufficiency of which are hereby acknowledged, hereby remise, release and forever discharge the Company and its subsidiaries, and their respective officers, directors, shareholders and employees (collectively, the “Releasees”) from any and all claims, losses, liabilities, obligations and causes of action, known or unknown, arising out of, in any way connected with or relating to my employment or termination of employment with the Company, including, but not limited to, (a) claims for compensation, salary, wages, commissions, bonuses and benefits, breach of contract, impairment of economic opportunity, negligent and intentional infliction of emotional distress, wrongful discharge, defamation, or any other tort or personal injury, and (b) claims arising under any municipal, state or federal statute, regulation or ordinance relating to employment or the foregoing, including, without limitation, Title VII of the Civil Rights Act, the Equal Pay Act, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act,  the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Law, Mass. G.L. c. 151B, and the Massachusetts Wage Act, Mass. G.L. c. 149, Sections 148 and 150, all as amended, and for any form of relief, no matter how denominated, including any claims for injunctive relief, additional compensation, wages or benefits (including front pay and back pay), compensatory or consequential damages, liquidated or punitive damages, attorneys’ fees, employment, re-employment, or future employment in any capacity, provided, however, that this release will not waive or impair my right to enforce the terms of the Retention Agreement any right that I may have to indemnification or insurance coverage concerning my actions or inaction in the performance of my duties at the Company.

2.                                      I acknowledge and agree that, as of the date of my execution of this Release, the Releasees have fully satisfied any and all obligations owed to me arising out of my employment with and termination from the Company, and that no further sums or benefits are owed to me by the Releasees.

3.                                      I represent and warrant that I have made no assignment, and will make no assignment, of any claim, right of action or any right of any kind whatsoever, embodied in any of the claims released herein, and that no other person or entity of any kind had or has any interest in any of the respective claims, demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses or losses released herein.

4.                                    I desire the foregoing release to be a full and complete resolution of any and all claims, complaints or grievances I have, may have or ever had against the Releasees, whether known or unknown, relating to my employment with and separation from the Company.

5.                                      I have entered into this Release of Claims voluntarily and have had the opportunity to review this document with an independent lawyer of my choosing.

6.                                      I understand that the Release provided above is intended to comply with the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”) with regard to my waiver of rights under the Age Discrimination in Employment Act of 1967 (“ADEA”).  For that reason, I state as follows:

a.                                      I am specifically waiving rights and claims under the ADEA.

b.                                      The waiver of rights under the ADEA does not extend to any rights or claims arising after the date that I sign this Release of Claims.

c.                                       I have received consideration in addition to what I would otherwise already be entitled.

d.                                      I have been advised to consult with an attorney before signing this Release of Claims, and that I have in fact consulted with an attorney regarding this Release of Claims.

e.                                       I acknowledge that I have had a period of twenty-one (21) days to consider my decision to sign this Release of Claims.

f.                                        I understand that I may revoke my waiver of rights under the ADEA in the seven (7) day period following the date on which I sign this Release of Claims.  Any notice of revocation of my waiver of rights under the ADEA must be in writing, and submitted to Jeff Snider, General Counsel, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886. The waiver of rights under the ADEA provided by the above General Release shall not become effective or enforceable until after the 7-day revocation period has expired.

I REPRESENT THAT I HAVE READ THE FOREGOING DOCUMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS CONTAINED HEREIN, AND THAT I AM VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS RELEASE OF CLAIMS, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES.

MAURICE CASTONGUAY	Date

Exhibit B

Release of Claims from Sonus Networks, Inc.

Sonus Networks, Inc. (the “Company”), in consideration of the release of claims provided to the Company by Maurice Castonguay (“Mr. Castonguay”), the continued service provided to Company by Mr. Castonguay pursuant to the Retention Agreement between him and the Company dated July 26, 2013, and for other good and consideration, the receipt and sufficiency of which are hereby acknowledged by Sonus, hereby remise, release and forever discharge Mr. Castonguay from any and all claims, losses, liabilities, obligations and causes of action, known or unknown, arising out of, in any way connected with or relating to his employment or separation of employment with the Company, provided, however, that any claim arising from any felony or crime involving Mr. Castonguay’s service to the Company, and act of dishonesty, breach of trust, unethical business conduct, or fraud in the performance of his duties at the Company is excepted from the scope of this release.  The Company acknowledges that as of the Effective Date of the Retention Agreement, it had no knowledge or information that Mr. Castonguay had engaged in any act of dishonesty, breach of trust, unethical business conduct, or fraud in the performance of his duties at the Company.

ON BEHALF OF SONUS NETWORKS, INC., I REPRESENT THAT I HAVE READ THE FOREGOING DOCUMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS CONTAINED HEREIN, AND THAT I AM VOLUNTARILY EXECUTING THE SAME.